GulfMark Offshore Reports
1st Quarter 2006 Results

May 4, 2006 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced net income of $6.3 million, or $0.30 per diluted share on revenue of $47.7 million for the quarter ended March 31, 2006. This compares to net income of $8.9 million, or $0.43 per share (diluted) on revenue of $48.1 million for the first quarter of 2005.

Operating income for the three months ended March 31, 2006 was $10.2 million, compared to $15.1 million for the same period in 2005. The decrease in operating income for the quarter was mainly driven by an increase in operating costs due to drydock expense, the addition of three vessels (Titan, Coloso, Sea Intrepid) and vessel repositioning.

Mr. Bruce Streeter, President and COO of the Company, commented: “Current market conditions are extremely positive in all our markets around the world and we expect this trend to continue to improve as the year develops. In order to maximize the benefit from this potential we went ahead and, as previously discussed, front loaded as many dry-dock days in the first part of the year as we could. We do not expect this decision to adversely affect our full year results. In fact, as we look ahead at 2006 and beyond we have increased the earnings and cash flow stability provided from a growing forward contract cover.”

Mr. Streeter continued, “On April 20, 2006, the Sea Guardian was delivered to our South East Asia operations and on May 1st began its first contract at an attractive rate. Our second 2006 newbuild, the Sea Sovereign, a 5,500 BHP, Dynamic Positioning II anchorhandling, towing supply vessel, is expected to deliver in the fourth quarter of 2006. Continued progress is also being made on the construction of our other eight newbuilds. Just as previous vessel additions were largely responsible for the significant improvement in 2005 earnings, we believe our latest newbuilds will afford us significant increases in asset value and earnings capacity at an exciting period of industry expansion.”

At March, 2006 the Company had working capital of $44.9 million, including $33.5 million in cash. The Company had total debt of $250.1 million, consisting of $159.4 million of 7.75% senior notes, $10.3 million related to certain vessel mortgages, $0.3 million related to the Aker Joint Venture capital contribution (construction of the Aker PSV09 vessel), and $80.1 million under our revolving credit facilities.

GulfMark Offshore, Inc.
Press Release
May 4, 2006

GulfMark will hold a conference call to discuss the earnings with analysts, investors and other interested parties at 9:00 A.M. EDT/8:00 A.M. CDT on May 5, 2006. Those interested in participating in the conference call should call 877/381-5943 (706/679-4543, if outside the U.S. and Canada) 5 minutes in advance of the start time and ask for the GulfMark 1st Quarter Earnings conference. The conference call will also be available via audio web cast and podcast at http://www.investorcalendar.com. A telephonic replay of the conference call will be available for 4 days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800/642-1687 (international calls should use 706/645-9291) and entering access code 8625390.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:                 Edward A. Guthrie, Executive Vice President
E-mail: Ed.Guthrie@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
May 4, 2006

Statement of Operations	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005

Revenues	$47,675	$51,588	$48,066
Direct operating expenses	21,784	22,567	19,156
Drydock expense	2,756	2,536	1,549
Bareboat charter expense	—	1,046	381
General and administrative expenses	5,901	5,184	4,716
Depreciation expense	7,061	7,161	7,198
Operating Income	10,173	13,094	15,066

Interest expense	(4,298)	(4,827)	(4,770)
Interest income	165	260	48
Foreign currency gain (loss) and other	511	790	(1,036)
Income from continuing operations before income taxes	6,551	9,317	9,308
Income tax (provision) benefit	(288)	(1,140)	(381)
NET INCOME	$6,263	$8,177	$8,927

Earnings per share:
Basic	$0.31	$0.41	$0.45

Diluted	$0.30	$0.39	$0.43

Weighted average common shares	20,143	20,091	19,998
Weighted average diluted common shares	20,793	20,787	20,567

GulfMark Offshore, Inc.
Press Release
May 4, 2006

Operating Statistics	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Revenues by Region (000's)
North Sea based fleet	$35,822	$39,160	$38,460
Southeast Asia based fleet	4,977	5,710	4,457
Americas based fleet	6,876	6,718	5,149

Rates Per Day Worked
North Sea based fleet	$14,665	$14,974	$16,251
Southeast Asia based fleet	6,142	6,083	5,744
Americas based fleet	11,233	11,277	11,653

Overall Utilization
North Sea based fleet	92.0%	93.6%	90.0%
Southeast Asia based fleet	83.7%	94.9%	89.7%
Americas based fleet	99.7%	95.4%	99.8%

Average Owned/Chartered Vessels
North Sea based fleet	30.0	31.0	30.3
Southeast Asia based fleet	11.0	10.7	10.0
Americas based fleet	7.0	7.0	5.0
Total	48.0	48.7	45.3

Drydock Activity(1)
North Sea based fleet	4	1	3
Southeast Asia based fleet	2	1	0
Americas based fleet	1	1	0
Total	7	3	3

Expenditures (000's)	$2,756	$2,536	$1,549

	At May 4, 2006		At May 9, 2005
	2006(3)	2007(3)	2005(3)	2006(3)
Forward Contract Cover(2)
North Sea based fleet	86.2%	42.7%	67.8%	41.4%
Southeast Asia based fleet	44.8%	9.0%	62.7%	12.7%
Americas based fleet	90.4%	73.5%	95.0%	78.5%
Total	76.7%	38.9%	70.5%	40.8%

(1)Represents number of completed drydocks in period.
(2)Forward contract cover represents number of days vessels are under contract or option by customers divided by total calendar days vessels are available for charter hire.
(3)Represents full year (1/1-12/31).

GulfMark Offshore, Inc.
Press Release
May 4, 2006

Balance Sheet Data ($000)	As of March 31, 2006	As of December 31, 2005
Cash	$33,472	$24,190
Working capital	44,859	34,941
Vessel and equipment, net	486,614	485,417
Construction in progress	25,886	25,029
Total assets	625,295	613,915
Long term debt	243,632	247,685
Shareholders' equity	336,877	320,096

Cash Flow Data ($000)	Three Months Ended March 31, 2006	Twelve Months Ended December 31, 2005
Cash flow from operating activities	$9,388	$64,913
Cash flow used in investing activities	(855)	(43,343)
Cash flow (used in) provided by financing activities	55	(15,674)